Exhibit 99.(g)(4)

ANNEX I

to the Foreign Custody Manager Agreement

Dated as of November 13, 2025

Fund Name	Tax Identification
WisdomTree 500 Digital Fund
WisdomTree Technology and Innovation 100 Digital Fund
WisdomTree Siegel Moderate Digital Fund
WisdomTree Siegel Longevity Digital Fund
WisdomTree Siegel Global Equity Digital Fund
WisdomTree Short-Duration Income Digital Fund
WisdomTree Treasury Money Market Digital Fund
WisdomTree Short-Term Treasury Digital Fund
WisdomTree TIPS Digital Fund
WisdomTree 3-7 Year Treasury Digital Fund
WisdomTree Floating Rate Treasury Digital Fund
WisdomTree 7-10 Year Treasury Digital Fund
WisdomTree Long-Term Treasury Digital Fund
WisdomTree Private Credit and Alternative Income Digital Fund
WisdomTree Equity Premium Income Digital Fund